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                                                                  Exhibit 10.11

                           AMENDMENT TO AGREEMENTS
                                    BETWEEN
                         AIRLINES REPORTING CORPORATION
                                      AND
                       FIRST NATIONAL BANK OF LOUISVILLE
                                      AND
                       NATIONAL PROCESSING COMPANY, INC.


     The purpose of this Agreement is to amend, where noted, certain agreements between the parties, specifically, 1) the Agreement between Airlines Reporting Corporation and First National Bank of Louisville and National Processing Company, Inc. for Area Settlement Plan Processing Services, dated October 16, 1986, and 2) the Agreement between Airlines Reporting Corporation and National Processing Company, Inc. for Travel Agent Management Information System, dated September 24, 1987. As detailed in the Memorandum of Agreement entered into between Airlines Reporting Corporation and National Processing Company, Inc., dated September 18, 1991, the parties agree that the prime purposes for these amendments are to move to a "cost plus" pricing system in all contractual arrangements, and to extend the terms of the current, above-referenced agreements. In accordance with these understandings, the parties agree as follows:

1.   CURRENT AGREEMENTS STILL IN EFFECT.
     -----------------------------------

     Unless specifically noted to the contrary in this Agreement, the provisions of the current, above-referenced agreements between the parties, as previously amended and supplemented, remain in full force and effect.

2. EXCEPTIONS WITH RESPECT TO THE AGREEMENT FOR AREA SETTLEMENT PLAN PROCESSING SERVICES.
     -----------------------------------------------------------------

     A. The following provisions of the Agreement for Area Settlement Plan Processing Services (ASPPS) are superseded by this Agreement:

          1. Section 1.2 to the extent that it refers to annual contract term extensions.

          2. Section 1.3 to the extent that it guarantees that NPC shall perform the Area Settlement Plan processing work for all agents.

          3.   Section 2.1 to the extent that it references billable items.

          4. Section 3.3 to the extent that it limits ARC's audit rights; rather, this section is amended to

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               read as follows: "ARC will, from time to time, notify NPC, in advance, of those persons who are to have the right to audit NPC's costs and services pertaining to work performed for ARC. Such persons will have reasonable access to all documentation pertaining to, and systems utilized for, work performed for ARC."

          5. Section 4.2 to the extent that it refers to item processing fees and the providing of cost-free man hours to ARC.

          6.   Section 6 in its entirety.

          7. Section 7.1.d.iii to the extent that it does not provide specifically for arbitration as a means for resolving disputes between the parties.

     B. The parties agree that the provisions of Sections 7.1.a. and b., and the corresponding Schedules A and B, shall remain in full force and effect with the exception that NPC shall not be liable for financial penalties where failure to meet a performance standard under Sections 7.1.a. and b. is the direct result of an ARC management directive given to NPC during the course of an operations review meeting held pursuant to the provisions of Section 6 of this Agreement.

3. EXCEPTIONS WITH RESPECT TO THE AGREEMENT FOR TRAVEL AGENT MANAGEMENT INFORMATION SYSTEM.
     --------------------------------------------------------------------

     The following provisions of the Agreement for Travel Agent Management Information System (TAMIS) are superseded by this Agreement:

     A. Section 1.1 to the extent that it references payment in accordance with terms contained in the Agreement.

     B.   Section 1.2 in its entirety.

     C.   Section 2.l.d in its entirety.

     D. Section 4.2 to the extent that it refers to monthly processing fees, fees for personnel and NPC's providing on-site systems professionals to ARC.

     E.   Sections 6.1, 6.3 and 6.4 in their entirety.

     F. Section 6.2 to the extent it references future prices to be charged for equipment and establishes a 5% ceiling on the markup of equipment costs.

     G.   Sections 7.1 and 7.2 in their entirety.

     H.   Section 7.4 to the extent that it refers to section 7.2.


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     I.   Section 8.2 to the extent that it references Section 6.1.

     J.   Section 9.6 in its entirety.

4.   CONTRACT TERMS AND SCOPE.
     -------------------------

     4.1  ASPPS AGREEMENT.
          ----------------

     A. The ASPPS Agreement is extended for a period of five (5) years, and shall end, unless otherwise agreed to in writing by the parties no later than December 31, 1995, after completion of all services relating to the ASP processing, e.g., data capture, output reporting and carrier disbursements, for the period ending date (PED) December 29, 1996, excluding any and all services relating to reports not received by noon on January 6, 1997. It is agreed that NPC shall not be required to provide ASP processing services or consequential processing after January 9, 1997.

     B. The scope of coverage in Section 1.3 of the ASPPS Agreement is amended to provide that it covers ASP work for all those agents (i.e., ACN Locations) who do not report by electronic transmission their weekly/daily sales reports to the Automated Agent Reporting (AAR) System processing center and, therefore, must report their weekly/daily sales reports to the ASP System operated by NPC. The parties agree that the processing functions of the ASPPS, as detailed in the ASPPS Manual, may change during the term of this Agreement.

     4.2  TAMIS AGREEMENT.
          ----------------

     The TAMIS Agreement is likewise extended, and shall end, unless otherwise agreed to in writing by the parties no later than December 31, 1995, after completion of all services relating to the period ending date (PED) December 29, 1996, excluding any services relating to reports not received by noon on January 6, 1997. It is agreed that NPC shall not be required to provide any TAMIS services or consequential processing after January 9, 1997.

     5.   PAYMENTS TO NPC.
          ----------------

          5.1  BASIS FOR PAYMENTS.
               -------------------

     All payments from ARC to NPC will be on a "cost plus" basis. Such "cost plus" payments will cover the costs of providing all services to ARC, including ASPPS services, TAMIS services, systems development costs and all products and services costs.

          A. As used in this Agreement, "cost plus" refers to a form of pricing based on NPC's actual costs of providing the services, plus a per cent (%) markup.


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               i.   Such costs include, but are not limited to the following:


                    a. ARC portion of NPC's Airlines Services Division ("ASD") direct costs

                         I. Personnel (salaries, overtime, incentive compensation, benefits); includes systems application staff and ASD Management.

                         II. Equipment (desks, chairs, data entry equipment, maintenance); costs may be either depreciation or actual lease outlays.

                         III. Material and supplies (stationery, FED transit,
                              TCN charges, postage, courier.)

                         IV.  Funding on capital assets.

                         V.   Other (travel, training, misc.)


                    b.   ARC portion of NPC shared resources

                         I.   Data center (personnel, equipment.)

                         II.  Accounting.

                         III. Personnel.

                         IV.  Management.

                         V. Facilities (floor space leases, telephone, security, utilities, maintenance.)

                         VI.  Mailroom (personnel, direct mail charges.)

               ii. Penalties assessed against NPC pursuant to Schedules A and B of the ASPPS are not includable in NPC's actual costs; rather they are to be deducted from the cost mark up (see
                    Section 5.2 below).

               iii. Except as expressly noted in Section 8.1.A. below, costs associated with the downsizing or closure of processing centers in Louisville or Phoenix are not includable in NPC's actual costs for cost markup purposes.

          B.   The income (or expense) resulting to NPC from the cash

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               flow of the operation of the Area Settlement Plan shall be deducted from (or added to) the billing amount (cost plus markup), as appropriate.

               a. ARC and NPC will review, and agree to, the cash management policies to be used with respect to these funds.

          C. The parties may agree to additions to, and deletions from, the list of cost items, detailed in section 5.1.A.i above, from time to time during the duration of this Agreement.

     5.2. COST MARK UP.
     ------------------

     The per cent (%) markup to be applied to the cost base will be 19%.

     5.3. PAYMENT INCENTIVES.
     ------------------------


     A. The parties agree that incentive payments will be made to NPC for the successful implementation of cost savings to ARC and the carriers, and that incentive plans for cost savings programs will be developed jointly. Prior to implementation of any cost savings programs, the parties will meet and agree to the size of the program, the estimated cost savings, the incentive payment to be made upon successful implementation, and the criteria by which the success of the program will be measured. The general format and structure of these programs is detailed below.

          i. For each dollar of cost savings, NPC will receive an incentive payment in an amount equal to $.19, payable in the year earned and annually thereafter for the balance of the Agreement. Net cost savings calculations will incorporate any one time expenditures, such as severance per NPC's normal policy, overstaffing and special salary incentives.

          ii. In addition to the annual payments, detailed in Section 5.3.A.i, above, NPC will receive a one time bonus equal to the incentive payment for one full year's cost savings.

          iii. Incentive payments will not be made for cost reductions resulting from the transfer of agents from the ASP System operated by NPC to the AAR System processing center.

          iv. NPC will be eligible to receive incentive payments for the transfer of an additional processing center from Louisville to the El Paso (Juarez) processing center.


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     B.   The parties also agree that they will engage in good faith discussions concerning incentive payments for cost savings initiated by NPC that benefit the travel industry as a whole, but do not directly reduce NPC's costs to ARC or the carriers with any degree of quantifiable measurement.

     5.4  COST BILLINGS.
     -------------------

     A. ARC will develop a methodology to distribute NPC costs equitably to participating carriers and will so instruct NPC as to individual carrier costs in order to facilitate the monthly deduction from carrier disbursements, as discussed below.

     B. NPC is authorized to deduct all charges related to ASP processing from carrier disbursements on a monthly basis. The current procedure of deducting the costs due to NPC, for all services performed by NPC during the month, from the individual carrier disbursements will continue on the same schedule as is currently in practice. Detailed support for the deduction will be provided to each carrier by ARC.

6.   OPERATIONS REVIEW.
     ------------------

     Appropriate representatives of the parties will meet, in person or via telephonic conference call, each month, commencing in November of 1991, to review the operations of the ASPPS and TAMIS services. Such meetings will be the basis for mutual agreement as to the prioritization of systems development and enhancement efforts by NPC; for resolving operational issues; and, for reviewing cost savings measures, performance enhancements and quality control issues. They will also serve as the initial forum for resolving outstanding cost issues (See, also, Section 7), including the plans for downsizing the processing centers (See, also, section 8).

7.   PERFORMANCE REVIEW AND DISPUTES.
     --------------------------------

     7.1  GOOD FAITH NEGOTIATIONS.
     -----------------------------

     The parties reaffirm the applicable provisions of the agreement to provide ASPPS services (Section 7.l.d.i and ii) and agree to its applicability under this Agreement.

     7.2  ARBITRATION.
     -----------------

     If, despite their best efforts, the parties are unable to resolve disputes arising under this Agreement, or the underlying agreements to provide ASPPS and TAMIS services, the parties agree that arbitration shall be the sole and exclusive legal remedy for resolving disputes. Any party may request arbitration. The rules and procedures of the American Arbitration Association
(AAA) shall apply to any arbitration. If the parties are unable to agree on


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the appointment of an arbitrator acceptable to all parties within 15 days after the request for arbitration has been made, the AAA shall be requested to select an arbitrator. The arbitration shall be conducted in Washington, D.C. within 30 days after the selection of the arbitrator. The expense of arbitration, including fees payable to the arbitrator, shall be assigned by the arbitrator. (If assigned to NPC, the costs shall NOT be included in the cost base under this Agreement.) The decision of the arbitrator shall be final and binding upon the parties.

     7.3  Governing Law.
     -------------------

     This Agreement shall be governed and construed by the laws of Kentucky.

8.   DOWNSIZING OF OPERATIONS.
     -------------------------

     The parties agree that it is their intent that the number of the processing centers currently operated by NPC on ARC's behalf will be reduced and/or downsized during the term of this Agreement. The parties further agree that the closing of any processing center will only proceed if agreed to by the parties, and that they are in agreement that the transfer of at least one processing center from Louisville to the El Paso (Juarez) processing center will proceed with all reasonable speed.

     8.1  COST PRINCIPLES.
     ---------------------

     A.   Personnel Costs.
          ----------------

     The transition to a smaller number of processing centers and/or to smaller processing centers may involve temporary additional costs, e.g., severance per NPC's normal policy, overstaffing and special salary incentives, and ARC agrees to compensate NPC for reasonable expenditures in this area, following a review and pre-approval of such transition costs by the parties.

     B.   Furniture and Equipment Costs.
          ------------------------------

     The transition may also result in surplus furniture and equipment being retained by NPC. ARC agrees to purchase from NPC, at NPC's option, at current book value, any such furniture and equipment made surplus by ARC-initiated closings and downsizing, which could not be utilized at other locations; provided, however that ARC will assume financial responsibility only for furniture and equipment utilized 75% or more for ARC operational activities.

     C.   Real Estate Costs.
          ------------------

     Should the transition result in the closure or downsizing of the processing centers in Louisville or Phoenix, the associated residual real estate cost of the closure or downsizing (excluding those covered by section 8.1.A. or B., above) will be assumed by NPC. If the processing center in El Paso (Juarez) is closed during

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the term of this Agreement, or at the end of the agreement, if it is not extended, ARC agrees to purchase the facility, including the building and land, from NPC, if so requested by NPC, at the then-current book value of the El Paso (Juarez) center. The parties agree that the original cost of the El Paso (Juarez) center is approximately $2.0 million, and that the facility is being depreciated over 20 years in accordance with Mexican accounting conventions.

Dated this 12 day of December, 1991, by:
           --        --------

Airlines Reporting Corporation

By: /s/ David R. B. Collins
    --------------------------------
    David R. B. Collins, President


First National Bank of Louisville


BY: /s/ Delroy R. Hayunga
    --------------------------------
    XXX


National Processing Company, Inc.


BY: /s/ Delroy R. Hayunga
    --------------------------------
    Delroy Hayunga, President